

MANAGEMENT REPORT ON THE RESULTS

IN THE FOURTH QUARTER AND FULL YEAR 2017

brf

INDEX

GENERAL INFORMATION

MARKET CAPITALIZATION
R$25.2 bilhões
US$7.7 bilhões

STOCK PRICES
BRFS3 R$30.98
BRFS US$ 9.49

SHARES OUTSTANDING
812,473,246 ordinary shares
1,333,701 treasury shares
Date: 02.22.2018

WEBCAST
Date: 02.23.2018
10:00am - Brasilia Time
Portuguese (with simultaneous translation into English)

TELEPHONE
Dial-in with connections in Brazil:
+55 11 3193-1001 or +55 11 2820-4001
Dial-in with connections in the Unites States: +1 646828-8246
www.brf-br.com/ri

IR CONTACTS
José A. Drummond Jr.
Global Chief Executive Officer

Lorival Luz
Chief Financial and Investor Relations Officer

+55 11 23225377
acoes@brf-br.com

SHAREHOLDER LETTER

Dear shareholders,

In 2017, our company faced a number of challenges and underwent significant changes. We are confident that the manner in which we faced these challenges and the changes we implemented will allow us to place BRF in a new path of sustainable growth and profitability. We made adjustments to our company to reflect a more integrated and complementary operation, always ensuring the best consolidated performance. We replaced members of our management, which now consists of a team of executives with vast experience in management and in-depth knowledge of our company and industry. They have the important mission of preparing the future leaders of our Company.

We faced one of the most challenging times in the food industry with the commencement of the Weak Flesh Operation, which affected dozens of companies in our industry, including BRF, primarily in the international market. Nonetheless, the Company responded quickly and appointed a dedicated team of executives and external consultants to promptly deal with the issue, with assertiveness and transparency, particularly in discussions with the stakeholders and authorities involved. We put in our best efforts to take the required measures to mitigate any impact on our Company and industry. We revisited food quality and safety processes and reinforced our internal control and compliance areas. Accordingly, in a short period of time, BRF had already received clearance again to export to a number of markets. These measures are permanent and will be constantly improved. They have always been and will continue to be taken, primarily considering their enormous importance and prominence in our managing processes.

In Brazil, we continued to invest in significant strategic pillars to consolidate our leadership position in the market. As of 2Q17, we initiated a process to recover our market share, which reached 55.3% at the end of the year. 2017 was also a landmark for BRF, as all restrictions imposed by CADE, the Brazilian antitrust authority, five years ago ended, allowing the successful return of Perdigão in new categories and enabling us to develop new brands in the Brazilian market. Accordingly, we announced the launch of the Kidelli brand in a market segment that accounts for more than 30% of the sales of processed food in Brazil.

With regards to OneFoods, we efficiently consolidated our operations in Turkey through Banvit, whose results exceeded our initial expectations. By the end of 2017, the region also recorded a significant improvement in price recovery. In the International division, stood out the record performance for the second consecutive year in Thailand, growth in China and adjustments that put Africa´s profitability on track. Additionally, it is worth noting the execution of a Memorandum of Understanding with COFCO Meat and beginning of works to increase the R&D cooperation between companies (innovation and brand), primarily focused on food quality and safety. Moreover, we achieved better prices versus 2016 (highlighting Japan and Russia markets), which partially offset lower volume of products sold, especially in European continent, resulting from commercial embargos.

Finally, we reaffirm our belief that the challenges we faced in 2017 allowed us to implement an important course correction, whose results should be strongly evident as of 2018. This correction should reflect substantial improvements in our financial performance, including local and global growth, recovery of margins and lower leverage ratios. These improvements will always be accompanied by a responsible management of Health, Safety and Environment (HSE), Quality, Food Safety, Controls and Compliance matters, which must be our structural pillars, present in our daily routine in all the markets in which we operate.



José A. Drummond Jr.
Global Chief Executive Officer

FINANCIAL HIGHLIGHTS

- Net operating revenues of R$8.9 billion in 4Q17, 3.6% higher than in 4Q16. In 2017, net operating revenues reached R$33.5 billion, 0.8% lower than in 2016.
- Gross profit of R$1.9 billion (+10.8% y/y) in 4Q17. Gross margin of 21.1%, 1.4 p.p. higher than in 4Q16. In 2017, gross profit totaled R$6.9 billion, 8.3% lower than in 2016.
- Adjusted EBITDA of R$645 million in 4Q17, with margin of 7.2%, representing an increase of 1.8 p.p. compared to 4Q16. In 2017,
- Adjusted EBITDA reached R$2.9 billion, with margin of 8.5%, representing a decrease of 0.2 p.p. compared to 2016.
- Capex of R$310 million in 4Q17. In 2017, Capex totaled R$1.6 billion.
- We had a financial cycle of 31.8 days in 4Q17, representing 10.6 fewer days compared to 3Q17 and 9.4 additional days compared to 4Q16;
- Operating cash flow, after Capex, totaled R$717 million in 4Q17 and R$247 million in 2017.

Introduction of Adjusted EBITDA

Pursuant to CVM Instruction 527/2012, Companies may adjust their EBITDA for items derived from their audited Financial Statements that help to understand the potential for generation of gross operating revenue. Accordingly, as of 4Q17, BRF introduced (added) **Adjusted EBITDA** information in its disclosure material, as part of the business performance evaluation process established by the new Management team. The Company intends to provide further details about the items that affect its activities and how it assesses its business lines. Comparative information related to the adjustment items was derived from the audited/revised and published financial statements in their respective periods. The introduction of this concept does not change the accounting information that has already been published pursuant to applicable law, it rather complements it.
The Company sets forth below the reconciliation of EBITDA to Adjusted EBITDA and the nature of the reconciliation items.

EBITDA - R$ Million	4Q17	4Q16	3Q17	2017	2016
EBITDA	**499**	**577**	**1,074**	**2,654**	**3,418**
EBITDA Margin (%)	*5.6%*	*6.7%*	*12.3%*	*7.9%*	*10.1%*
Participation of minority shareholders	(22)	(18)	(8)	(27)	(5)
Impacts Weak Flesh operation	206	-	-	363	-
Costs on business disposed	-	-	1	37	-
Items with no cash effect	(7)	(42)	-	(7)	(101)
Tax recoveries	(37)	(50)	(142)	(218)	(373)
Debt designated as Hedge Accounting	6	-	13	55	-
Adjusted EBITDA	**645**	**466**	**939**	**2,857**	**2,938**
Adjusted EBITDA Margin (%)	*7.2%*	*5.4%*	*10.8%*	*8.5%*	*8.7%*

The Company took into account the effect of the following items on the calculation of Adjusted EBITDA:
Minority shareholders. The amount corresponding to minority shareholders was excluded from the net income of the entities in which they hold equity interest. **Weak Flesh Operation (Operação Carne Fraca):** (i) Amounts directly attributable to the Weak Flesh Operation, incurred by June 2017, include expenses with media and attorney's fees, in addition to freight and storage expenses and losses related to product returns; and (ii) Realizable value of inventories: Certain finished products that could not be exported as planned due to the Weak Flesh Operation are being used as raw material in production. Accordingly, the cost of these products has been adjusted to its realizable value.
Costs on business disposed. The Company adjusted prices in the sale of dairy segment, upon the partial disbursement of amounts from the escrow account.
Non-cash items. Non-cash items include (i) the remeasurement of the investment in AKF (equity method) before the acquisition of control in June 2016, in the amount of R$59 million, and (ii) the adjustment to reflect the fair value of forests (biological asset), in the amount of R$7 million in 2017 and R$43 million in 2016. Both values refer to accounting adjustments that do not contribute to the cash flow of the Company.
Tax recoveries. Tax recoveries include gains from favorable decisions in lawsuits seeking credits as recoveries due to changes in tax positioning. We highlight the recognition of a tax premium credit related to the tax on industrialized products (IPI) in 2017 and tax recoveries related to social security contributions (INSS), sales tax (ICMS) and social contribution program taxes (PIS/COFINS) in 2016.
Debt designated as Hedge Accounting: Effects regarding hedge accounting from debts in exports (designated when contracted). The Company recorded impacts in 2017 and will observe, as the case may be, in future years, according to the maturity of the designated debts, impacts that will be reported in Gross Revenue.

4TH QUARTER RESULTS (4Q17)

Key Financial Indicators

Results - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Ktons)	1,306	1,208	8.1%	1,286	1.6%	4,919	4,688	4.9%
Net Revenues	**8,901**	**8,590**	**3.6%**	**8,732**	**1.9%**	**33,469**	**33,733**	**(0.8%)**
Gross Profit	**1,876**	**1,693**	**10.8%**	**1,932**	**(2.9%)**	**6,904**	**7,526**	**(8.3%)**
Gross Margin (%)	*21.1%*	*19.7%*	*1.4 p.p.*	*22.1%*	*(1.1) p.p.*	*20.6%*	*22.3%*	*(1.7) p.p.*
EBIT	**0**	**163**	**n.m.**	**559**	**n.m.**	**736**	**1,815**	**(59.4%)**
EBIT Margin (%)	*0.0%*	*1.9%*	*(1.9) p.p.*	*6.4%*	*(6.4) p.p.*	*2.2%*	*5.4%*	*(3.2) p.p.*
EBITDA	**499**	**577**	**(13.4%)**	**1,074**	**(53.5%)**	**2,654**	**3,418**	**(22.3%)**
EBITDA Margin (%)	*5.6%*	*6.7%*	*(1.1) p.p.*	*12.3%*	*(6.7) p.p.*	*7.9%*	*10.1%*	*(2.2) p.p.*
Adjusted EBITDA	**645**	**466**	**38.5%**	**939**	**(31.3%)**	**2,857**	**2,938**	**(2.8%)**
Adjusted EBITDA Margin (%)	*7.2%*	*5.4%*	*1.8 p.p.*	*10.8%*	*(3.5) p.p.*	*8.5%*	*8.7%*	*(0.2) p.p.*
Consolidated Net Income	**(784)**	**(442)**	**77.4%**	**138**	**n.m.**	**(1,099)**	**(367)**	**199.1%**
Net Margin (%)	*(8.8%)*	*(5.1%)*	*(3.7) p.p.*	*1.6%*	*(10.4) p.p.*	*(3.3%)*	*(1.1%)*	*(2.2) p.p.*
Earnings per share[1]	(0.97)	(0.58)	67.9%	0.17	n.m.	(1.35)	(0.47)	n.m.

[1] Consolidated Earnings per Share (in R$), excluding Treasury Shares.

Highlights of the Quarter and Subsequent Events

- Launch of Kidelli, a brand launched to occupy a market that accounts for more than 30% of sales of processed food in Brazil, according to Nielsen. Kidelli has 13 new SKUs and an exclusive sales team, focused on wholesale-retail (atacarejos) channels and distributors, increasing BRF's field of activities.
- Appointment of José A. Drummond Jr. as Global Chief Executive Officer.
- Execution of a Memorandum of Understanding with COFCO Meat and beginning of works to increase the R&D cooperation between companies (innovation and brand), primarily focused on food quality and safety.
- Launch of the feed brand Güd and Balance, marking BRF's entry in the animal nutrition market.

INDUSTRY SCENARIO AND DYNAMICS

2017 was an emblematic year for the agricultural industry in Brazil. According to the Brazilian Supply Company (Companhia Nacional de Abastecimento – Conab), the 2016/2017 corn crop reached a record of 97.8 million tons, which allowed the 2017/2018 crop to begin with an inventory balance at very comfortable levels. According to preliminary studies, the 2017/2018 corn crop will decrease slightly to 92.3 million tons, still above the historic average in Brazil.

It is also worth mentioning that the level of commercialization of crops is lower than that in the same period for previous crops, indicating a trend of high availability of grains in the domestic market for the year.



Commercialization of corn Crops in Brazil (MT)
2014/15
2015/16
2016/17
2017/18
% of Total Crop
100%
80%
60%
40%
20%
0%
Jul-17
Aug-17
Sep-17
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18
Jan-19
Feb-19
Mar-19
Apr-19
May-19
Jun-19

Source: IMEA.

Prices of corn and soy meal in 4Q17 already partially reflected projections of a lower crop in 2017/2018, approximating to standard historical prices. The average prices of corn and soy meal reached R$29/bag and R$1,098/ton in 4Q17, representing an increase of 6.1% q/q and 10.4% q/q, respectively. However, the levels of corn and soy meal remained below those recorded in the same period in 2016. Although higher prices of grains witnessed in 4Q17, Brazil maintains the lowest production cost among other selected markets and continues to be the most competitive global chicken producer.

INDUSTRY SCENARIO AND DYNAMICS



Cost of Feed in Brazil and Selected Markets
Brazil
USA
Europe
Thailand
Ukraine
Poland
Cost of feed USD/bag
450
350
300
250
200
150
100
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
Feb-15
Apr-15
Jun-15
Aug-15
Oct-15
Dec-15
Feb-16
Apr-16
Jun-16
Aug-16
Oct-16
Dec-16
Feb-17
Apr-17
Jun-17
Aug-17
Oct-17
Dec-17

Source: ESALQ, CBOT, Euronext, Bloomberg e BM&F.

As a result, the profitability of Brazilian producers remained at healthy levels, which is one of the most important factors to encourage future production of chicken in Brazil.



Margin of Brazilian Producers of Chicken
Chicken Price/Feed Cost
Average
08
07
06
05
04
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Mar-13
Sep-13
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Sep-16
Dec-16
Mar-17
Jun-17
Sep-17
Dec-17

Source: SECEX, JOX e BM&F.

INDUSTRY SCENARIO AND DYNAMICS

Chicken placement and production have been slowly recovering and remained stable in the quarterly comparison, notwithstanding a negative annual comparison.


Chicken Placement in Brazil - 12M
Volume (K tons)
y/y %
6.800
6.600
6.400
6.200
6.000
5.800
5.600
6%
4%
2%
0%
-2%
-4%
-6%


Chicken Production in Brazil - 12M
Volume (K tons)
y/y %
14.000
13.500
13.000
12.500
12.000
11.500
11.000
8%
4%
0%
-4%
-8%

Source: APINCO

The sales volume of chicken exports remained stable y/y, according to the Foreign Trade Office (Secretaria de Comércio Exterior – SECEX). The inventories increase in some key markets, including Japan and Egypt, and greater difficulties to export meat to Europe explain the reversal of growth that occurred in the last quarter.


Chicken Exports - Brazil
Volume
y/y %
Thousand tons
1.200
1.000
800
600
400
200
0
20,0%
10,0%
0,0%
-10,0%
-20,0%
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Source: SECEX

INDUSTRY SCENARIO AND DYNAMICS

As already expected, 4Q17 marked the reversal of the cycle in Japanese market. As a result of products oversupply in the last quarters, the high level of local inventories contributed to a significant decrease in prices. Sales volumes in Egypt also decreased due to the increase in local inventories, market which had been reinforcing chicken imports to supply the local market.



SECEX Price vs. Inventory of Imported Products in Japan
Inventories of imported products
SECEX Price
USD/ton
Thousand Tons
3.000
2.750
2.500
2.250
2.000
1.750
1.500
150
130
110
90
70
50
Jan-13 Mar-13 May-13 Jul-13 Sep-13 Nov-13 Jan-14 Mar-14 May-14 Jul-14 Sep-14 Nov-14 Jan-15 Mar-15 May-15 Jul-15 Sep-15 Nov-15 Jan-16 Mar-16 May-16 Jul-16 Sep-16 Nov-16 Jan-17 Mar-17 May-17 Jul-17 Sep-17 Nov-17

Source: SECEX e ALIC.

In Europe, local production of turkey continued to decrease, while exported volumes are still below normal levels, directly benefiting the turkey price dynamics in the region. Simultaneously, chicken prices remain attractive and stable, also supporting an improved profitability in the region. On the other hand, the embargo imposed by Russia on Brazilian exports took effect in December, affecting the volume of pork exported since then.



Chicken Volume and Price SECEX Europe
Thousand Tons
USD/kg
40
30
20
10
0
2,8
2,6
2,4
2,2
2,0
Feb-16 Apr-16 Jun-16 Aug-16 Oct-16 Dec-16 Feb-17 Apr-17 Jun-17 Aug-17 Oct-17 Dec-17



Pork Volume SECEX Russia
Volume
y/y %
Thousand Tons
100
80
60
40
20
0
120%
80%
40%
0%
-40%
-80%
Feb-16 Apr-16 Jun-16 Aug-16 Oct-16 Dec-16 Feb-17 Apr-17 Jun-17 Aug-17 Oct-17 Dec-17

Source: SECEX.

In summary, 4Q17 was a challenging quarter, affecting sales in the International market, marked by the simultaneous reversal of the cycle in Japanese market and the commercial embargos in Europe. As a result, the profitability of the International market decreased in general.

CONSOLIDATED RESULT 4Q17 & 2017

Net Operating Revenues (NOR)

Volumes - Thousand Tons	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Poultry (In Natura)	552	510	8.3%	566	(2.5%)	2,127	2,006	6.0%
Pork and Others (In Natura)	77	88	(12.3%)	89	(13.8%)	323	350	(7.7%)
Processed foods	586	532	10.2%	539	8.7%	2,118	2,017	5.0%
Others Sales	91	79	15.2%	91	(0.1%)	351	314	11.6%
Total	**1,306**	**1,208**	**8.1%**	**1,286**	**1.6%**	**4,919**	**4,688**	**4.9%**
NOR - R$ Million	**8,901**	**8,590**	**3.6%**	**8,732**	**1.9%**	**33,469**	**33,733**	**(0.8%)**
Average Price (NOR)	6.82	7.11	(4.1%)	6.79	0.4%	6.80	7.20	(5.4%)

In 4Q17, consolidated NOR totaled R$8.9 billion, representing a 1.9% increase q/q, due to higher sales volumes (+1.6% q/q), primarily in the domestic market and in the Southern Cone, while average prices presented a slight increase of 0.4% q/q. As a result of a more challenging quarter in the International market, where we presented decline in prices, mostly due to Japan, and in volume sold, mainly in Europe/Eurasia, most of the improved commercial execution in the domestic market and in the Southern Cone was mitigated. Compared to 4Q16, consolidated NOR improved 3,6% a/a, driven by greater volumes sold in Brasil (+52ktons) and Banvit integration (+75ktons) in the quarter.

In 2017, consolidated NOR totaled R$ 33.5 billion, representing a 0.8% decrease in the annual comparison. Notwithstanding the 4.9% increase in volume in 2017, the 5.4% total decrease in prices pressured the performance of NOR in the annual comparison. This result reflects the obstacles we faced in 2017, primarily in the International market.

Gross Profit

Gross Profit - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Gross Profit	**1,876**	**1,693**	**10.8%**	**1,932**	**(2.9%)**	**6,904**	**7,526**	**(8.3%)**
Gross Margin (%)	*21.1%*	*19.7%*	*1.4 p.p.*	*22.1%*	*(1.1) p.p.*	*20.6%*	*22.3%*	*(1.7) p.p.*

Gross Margin reached 21.1% in 4Q17, representing a 1.1 p.p. decrease in the quarterly comparison, primarily due to a weaker operating performance in the International market. Additionally, the operation in Turkey accounted for a smaller portion of the results, as prices moved toward normalized levels in the country.

The costs increase printed in the quarterly comparison is attributed to: (i) increase of indirect costs in Brazil regarding labor agreements; (ii) impacts from festive products campaign; and (iii) higher raw material costs in Argentina.

In 2017, our Gross Margin reached 20.6%, representing a 1.7 p.p. decrease y/y. This result reflects the commercial obstacles that affected our business chain, both in the domestic and international markets.

CONSOLIDATED RESULT 4Q17 & 2017

Operating Expenses

Operating Expenses - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Selling Expenses	(1,355)	(1,273)	6.4%	(1,168)	16.0%	(4,730)	(4,966)	(4.7%)
% of NOR	*(15.2%)*	*(14.8%)*	*(0.4) p.p.*	*(13.4%)*	*(1.8) p.p.*	*(14.1%)*	*(14.7%)*	*0.6 p.p.*
General and Administrative Expenses	(148)	(163)	(9.2%)	(146)	1.5%	(572)	(577)	(0.9%)
% of NOR	*(1.7%)*	*(1.9%)*	*0.2 p.p.*	*(1.7%)*	*0.0 p.p.*	*(1.7%)*	*(1.7%)*	*0.0 p.p.*
Operating Expenses	**(1,503)**	**(1,437)**	**4.6%**	**(1,313)**	**14.4%**	**(5,302)**	**(5,543)**	**(4.3%)**
% of NOR	*(16.9%)*	*(16.7%)*	*(0.2) p.p.*	*(15.0%)*	*(1.8) p.p.*	*(15.8%)*	*(16.4%)*	*0.6 p.p.*

The 1.8 p.p. quarterly increase in total SG&A as a percentage of NOR in 4Q17 reflects certain exceptional events in the period, including the recording of: (i) a provision for labor contingencies in Brazil of approximately R$66 million; and (ii) provisions for doubtful accounts in Europe and Brazil of approximately R$20 million. Additionally, higher freight expenses, given higher volume of products sold, and greater marketing expenses, given festive campaign in Brazil, also impacted total operational expenses in 4Q17.



SG&A LTM - %NOR
Average: 16.3%
16.74%
16.65%
16.29%
15.92%
16.10%
16.05%
16.35%
16.50%
16.42%
16.43%
16.36%
16.43%
16.20%
16.14%
15.78%
15.84%
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
% NOR
AVERAGE

The Company's SG&A LTM as % of NOR reach approximately 15.8% in 2017, an increase of 0.6p.p. to the level observed in previous quarter, resulting from a tight management of expenses supported by our ZBB program.

CONSOLIDATED RESULT 4Q17 & 2017

Other Operating Results

Other Operating Results - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Other Operating Income	96	85	12.3%	175	(45.3%)	365	300	21.7%
Other Operating Expenses	(475)	(183)	159.8%	(239)	98.9%	(1.254)	(498)	151.8%
Other Operating Results	**(379)**	**(97)**	**n.m.**	**(63)**	**n.m.**	**(888)**	**(197)**	**n.m.**
% of NOR	*(4.3%)*	*(1.1%)*	*(3.1) p.p.*	*(0.7%)*	*(3.5) p.p.*	*(2.7%)*	*(0.6%)*	*(2.1) p.p.*

In 4Q17, other operating results totaled a net expense of R$379 million, representing an increase of R$315 million q/q, primarily due to (i) adjustment losses related to realizable value in the amount of R$206 million, resulting from the reallocation of finished products for use in the production process, (ii) R$49 million of provisions for specifics contingencies in Argentina; and (iii) R$60 million resulting from other provisions.

In 2017, the increase of R$691 million reflects (i) impacts from Operation Weak Flesh and its headwinds in the amount of R$363 million; (ii) R$37 million from price adjustment in the sale of dairy segment; and (iii) costs attributed to business combinations of R$52 million. Also, noteworthy, provisions complement for contingencies in the amount of R$196 million, which primarily include R$76 million of provision for civil public actions, R$51 million of civil provisions, provisions in Argentina mentioned above, among others.

Adjusted EBITDA

EBITDA - R$ Million	4Q17	4Q16	3Q17	2017	2016
Consolidated Net Income	**(784)**	**(442)**	**138**	**(1,099)**	**(367)**
Income Tax and Social Contribution	161	5	70	(247)	50
Net Financial Results	623	600	351	2,082	2,133
Depreciation and Amortization	499	414	515	1,918	1,603
EBITDA	**499**	**577**	**1,074**	**2,654**	**3,418**
EBITDA Margin (%)	*5.6%*	*6.7%*	*12.3%*	*7.9%*	*10.1%*
Participation of minority shareholders	(22)	(18)	(8)	(27)	(5)
Impacts Weak Flesh operation	206	-	-	363	-
Costs on business disposed	-	-	1	37	-
Items with no cash effect	(7)	(42)	-	(7)	(101)
Tax recoveries	(37)	(50)	(142)	(218)	(373)
Debt designated as Hedge Accounting	6	-	13	55	-
Adjusted EBITDA	**645**	**466**	**939**	**2,857**	**2,938**
Adjusted EBITDA Margin (%)	*7.2%*	*5.4%*	*10.8%*	*8.5%*	*8.7%*

CONSOLIDATED RESULT 4Q17 & 2017

In 4Q17, Adjusted EBITDA totaled R$645 million, 31.3% below the previous quarter and 38.5% above the same period in the prior year. The margin amounted to 7.2%, 3.5 p.p. lower q/q, but 1.8 p.p. higher y/y. This result reflects the lower gross profit printed in the period, but also additional operational expenses of around R$247 million recorded in 4Q17, including: (i) R$164 million refers to additional provisions for civil and labor contingencies, primarily related to contingencies in Brazil and in the Southern Cone, reflecting management's current estimates on the Company's disputes as a result of the continuous monitoring and control of the company's risks; (ii) R$49 million refers to exceptional commercial adjustments at OneFoods; and (iii) R$34 million refers to other special items incurred in the period.

In 2017, Adjusted EBITDA totaled R$2.9 billion (a decline of 2.8% y/y), with a consolidated margin of 8.5%. This amount includes R$247 million in additional operating items incurred in 4Q17, as detailed above.

EBIT

EBIT - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Gross Profit	1,876	1,693	10.8%	1,932	(2.9%)	6,904	7,526	(8.3%)
Operating Expenses	(1,503)	(1,437)	4.6%	(1,313)	14.4%	(5,302)	(5,543)	(4.3%)
Other Operating Results	(379)	(97)	n.m.	(63)	n.m.	(888)	(197)	n.m.
Equity Income	6	4	57.0%	3	83,8%	22	29	(23.6%)
EBIT	**0**	**163**	**n.m.**	**559**	**n.m.**	**736**	**1,815**	**(59.4%)**
EBIT Margin (%)	*0.0%*	*1.9%*	*(1.9) p.p.*	*6.4%*	*(6.4) p.p.*	*2.2%*	*5.4%*	*(3.2) p.p.*

In 4Q17, EBIT was zero, reflecting a lower gross profit and higher non-recurring operating expenses in the period, of which R$206 million refers to the adjustment of realizable value of inventories and R$247 million regarding several impacts incurred during 4Q17, as detailed above.

Financial Result

Financial Results R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Financial Income	330	490	(32.7%)	635	(48.0%)	1,546	2,374	(34.9%)
Financial Expenses	(953)	(1,090)	(12.6%)	(986)	(3.3%)	(3,627)	(4,506)	(19.5%)
Net Financial Result	**(623)**	**(600)**	**3.9%**	**(351)**	**77.7%**	**(2,082)**	**(2,133)**	**(2.4%)**

In 4Q17, net financial result totaled an expense of R$623 million. The main components were grouped into the following categories:

(i) Net interest totaled R$328 million in 4Q17, in line with 3Q17 due to a relatively stable net debt.

(ii) Adjustment to present value (AVP) totaled an expense of R$75 million. AVP reflects our business structure and payment terms offered to customers/suppliers. This amount is offset in the operating result.

CONSOLIDATED RESULT 4Q17 & 2017

(iii) Expenses with interest and/or monetary restatement on assets/liabilities, taxes, among others, of R$65 million. This amount includes an expense of R$80 million related to an instalment of financial expense attributed exceptional provisions recorded into operational result, and explained at Adjusted EBITDA session;

(iv) Exchange rate variation and others totaled an expense of R$155 million. This result is explained by: (i) marked-to-market of Total Return Swap derivative instrument, as published via Material Fact dated by August 10th, 2017, in the amount of R$121 million; and (ii) the exchange rate variation in the period, which approximately amounted to R$20 million.

Consolidated Net Income (Loss)

Net Income (Loss) - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Net Income	**(784)**	**(442)**	**77.4%**	**138**	**n.m.**	**(1,099)**	**(367)**	**n.m.**
Net Margin (%)	*(8.8%)*	*(5.4%)*	*(3.7) p.p.*	*1.6%*	*(10.4) p.p.*	*(3.3%)*	*(1.1%)*	*(2.2) p.p.*
Earnings per share1	(0.97)	(0.58)	74.7%	0.17	n.m.	(1.35)	(0.47)	n.m.

The Company printed a net loss of R$1.1 billion in 2017, of which R$784 million incurred in 4Q17, primarily due to the recording of a number of exceptional operating provisions. These items totaled R$453 million to EBITDA, of which: (i) R$206 million refers to the adjustment of realizable value of inventories; (ii) R$164 million refers to additional provisions for civil and labor contingencies; (iii) R$49 million refers to special commercial adjustments at OneFoods; and (iv) R$34 million refers to other items incurred in the period.

In financial results, the Company was impacted by R$80 million in 4Q17, related to an instalment of financial expense attributed to the exceptional provisions abovementioned and to the marked-to-market of Total Return Swap of R$121 million, as explained in Financial Result session.

We highlight income tax losses recorded in Argentina, including R$58 million driven by the change in income tax rate, from 35% to 25%, which resulted in the write off of deferred assets on tax losses of previous periods. In addition, we recorded an additional loss of R$60 million due to the write off of these assets, as we did not expect taxable profit to be realized within the applicable period.

Overall, R$722 million out of R$784 million of recorded losses during 4Q17 are explained by the abovementioned factors.

PERFORMANCE BY REGION

Results by Region 4Q17	Total	Brazil	OneFoods	International	Southern Cone	Other Segments	Corporate
Volume (Thousand Tons)	1,306	591	297	292	58	69	-
NOR (R$ Million)	**8,901**	**4,244**	**1,871**	**1,965**	**517**	**304**	**-**
Average Price NOR - R$	6.82	7.19	6.29	6.74	8.98	4.43	-
Gross Profit (R$ Million)	**1,876**	**1,086**	**365**	**322**	**34**	**69**	**-**
Gross Margin (%)	*21.1%*	*25.6%*	*19.5%*	*16.4%*	*6.6%*	*22.6%*	-
EBIT (R$ Million)	0	179	36	71	(72)	44	(258)
EBIT Margin (%)	*0.0%*	*4.2%*	*2.0%*	*3.6%*	*(13.9%)*	*14.5%*	-
EBITDA (R$ Million)	**499**	**434**	**135**	**190**	**(52)**	**50**	**(258)**
EBITDA Margin (%)	*5.6%*	*10.2%*	*7.2%*	*9.7%*	*(10.0%)*	*16.6%*	-
Adjusted EBITDA (R$ Million)	**645**	**432**	**109**	**188**	**(43)**	**50**	**(91)**
Adjusted EBITDA Margin (%)	*7.2%*	*10.2%*	*5.8%*	*9.6%*	*(8.4%)*	*16.6%*	-

PERFORMANCE BY REGION
BRAZIL

Brazil	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	591	539	9.7%	539	9.6%	2,122	2,034	4.3%
Poultry (In Natura)	121	111	9.6%	117	4.2%	454	377	20.4%
Pork and Others (In Natura)	29	24	18.7%	28	1.6%	108	98	11.0%
Processed foods	440	393	12.0%	394	11.8%	1,560	1,514	3.0%
Others Sales	0	10	(99.1%)	0	7.9%	0	45	(99.4%)
Net Operating Revenues (R$ Million)	4,244	4,036	5.2%	3,757	13.0%	15,189	14,808	2.6%
Average price (R$/Kg)	7.19	7.49	(4.1%)	6.97	3.1%	7.16	7.28	(1.7%)
Gross Profit (R$ Million)	1,086	1,024	6.1%	966	12.4%	3,925	3,920	0.1%
Gross Margin (%)	*25.6%*	*25.4%*	*0.2 p.p.*	*25.7%*	*(0.1) p.p.*	*25.8%*	*26.5%*	*(0.6) p.p.*
EBIT (R$ Million)	179	271	(34.2%)	262	(31.9%)	1,019	1,028	(0.9%)
EBIT Margin (%)	*4.2%*	*6.7%*	*(2.5) p.p.*	*7.0%*	*(2.8) p.p.*	*6.7%*	*6.9%*	*(0.2) p.p.*
EBITDA (R$ Million)	434	444	(2.3%)	520	(16.5%)	1,973	1,697	16.3%
EBITDA Margin (%)	*10.2%*	*11.0%*	*(0.8) p.p.*	*13.8%*	*(3.6) p.p.*	*13.0%*	*11.5%*	*1.5 p.p.*
Adjusted EBITDA (R$ Million)	**432**	**388**	**11.2%**	**513**	**(15.9%)**	**1,945**	**1,546**	**25.8%**
Adjusted EBITDA Margin (%)	*10.2%*	*9.6%*	*0.6 p.p.*	*13.7%*	*(3.5) p.p.*	*12.8%*	*10.4%*	*2.4 p.p.*

The fourth quarter in Brazil is always marked by the seasonality from festive products, which positively contributes to the results of the quarter. In 2017, our portfolio of products was more adequate for the current consumption scenario in Brazil, as it included more pork products. In addition, products with lower prices also accounted for a larger share of our total sales volume. As a result, the sales volume of festive products increased by 4.6% y/y, reaching the highest level in the last four years.

The sales volume of the other products of the portfolio continued to increase in 4Q17, both in the quarterly (+1.1%) and the annual comparison (+10.1%). This growth is due to a better level of service and commercial execution. We highlight the increase in the number of clients, reaching 187,000 points of sales (+8.0% q/q). On the other hand, average prices continued to be pressured by a lower added-value category mix on a yearly basis, as in natura and filled products accounted for a larger share of our portfolio, with record sales in the period.

Accordingly, NOR totaled R$4.2 billion (+13.0% q/q and 5.2% y/y) in 4Q17. Nonetheless, the positive effect of the festive products campaign in the quarter was offset by the increase in indirect operating costs, primarily on personnel expenses (i.e., labor agreements) and logistics expenses (i.e., adjustment in fuel prices). As a result, gross margin printed certain stability in the quarterly and annual comparisons.

Among operating expenses, we recorded an increase q/q seasonally attributed to: (i) R$50 million of marketing expenses, including festive campaign; and (ii) R$32 million of additional warehousing expenses, resulting from higher volume of products sold in the period. Additionally, we recorded provisions complement for labor contingencies of approximately R$66 million. Accordingly, in 4Q17, adjusted EBITDA totaled R$432 million, with a margin of 10.2% in the region.

PERFORMANCE BY REGION BRAZIL

In Brasil, 2017 was marked by a sequential recovery in volumes (+4.3% y/y), resulting from an improvement in the commercial execution and level of service. Volume growth was the main driver of Net Revenue growth (+2.6% y/y) in the region. On the other hand, the average price remained pressured (-1.7% y/y), mainly impacted by a lower-added value mix of categories. Noteworthy that these factors fully offset the lower cost of grains into results for the year. As a result, for full-year 2017, gross margin achieved 25.8%, a 0.6 p.p. decline y/y. Nonetheless, because of our rigid management of expenses and optimization of logistics and corporate structures, our adjusted EBITDA margin reached 12.8%, implying an increase of 2.4 p.p. y/y.

Market Share

Ready-to-eat meals


63.4%
61.7%
61.6%
58.9%
58.6%
55.9%
57.2%
59.5%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Cold Cuts


59.1%
57.9%
57.0%
57.1%
55.6%
55.2%
54.3%
53.7%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Margarines


65.1%
64.2%
63.0%
62.2%
60.4%
61.4%
62.3%
62.8%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Filled


38.3%
37.2%
37.2%
35.9%
35.2%
38.7%
39.5%
40.0%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Source: Nielsen Bimonthly Retail – Margarines e Ready-to-eat (reading Oct/Nov); Filled and Cold Cuts (reading Nov/Dec).

Our total market share increased for the third consecutive quarter. According to the last reading of Nielsen, the Company had a market share of 55.3%, representing an increase of 0.7 p.p. q/q, primarily in the self-service channel, in which the Company has been significantly improving its execution.

The highlight was the Ready-made Dishes category, whose market share increased by 2.3 p.p. q/q, primarily due to the lasagna category, whose market share increased by 3.2 p.p. in the period. Perdigão lasagnas, which returned to the market in July, presented a market share of 13.2% in the second reading by Nielsen. Additionally, we continued to gain market share in the Filled category (+0.5 p.p. q/q), positively affected by the packed sausage subcategory, which had a significant market share gain in Traditional Retail channel (+7.3 p.p. q/q), focused on the Sadia brand.

We also gained market share in Margarines, capturing 0.5 p.p. q/q in market share, primarily through our Qualy brand. Finally, the Cold Cuts category presented a slight deceleration according to Nielsen's last reading, declining by 0.4 p.p. q/q.

PERFORMANCE BY REGION ONEFOODS

OneFoods	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	297	226	31.5%	305	(2.7%)	1,082	927	16.7%
Poultry (In Natura)	259	204	26.8%	273	(4.9%)	967	849	14.0%
Others (In Natura)	0	1	(52.5%)	0	(38.9%)	2	3	(18.8%)
Processed foods	38	21	79.5%	32	16.3%	113	76	48.4%
Net Operating Revenues (R$ Million)	1,871	1,481	26.3%	1,932	(3.2%)	6,697	6,227	7.6%
Average price (R$/Kg)	6.29	6.55	(3.9%)	6.33	(0.5%)	6.19	6.71	(7.9%)
Gross Profit (R$ Million)	365	333	9.7%	421	(13.2%)	1,290	1,580	(18.4%)
Gross Margin (%)	*19.5%*	*22.5%*	*(3.0) p.p.*	*21.8%*	*(2.3) p.p.*	*19.3%*	*25.4%*	*(6.1) p.p.*
EBIT (R$ Million)	36	20	82.3%	66	(44.9%)	8	349	(97.6%)
EBIT Margin (%)	*2.0%*	*1.4%*	*0.6 p.p.*	*3.4%*	*(1.5) p.p.*	*0.1%*	*5.6%*	*(5.5) p.p.*
EBITDA (R$ Million)	135	121	11.8%	167	(18.9%)	348	739	(52.9%)
EBITDA Margin (%)	*7.2%*	*8.2%*	*(0.9) p.p.*	*8.6%*	*(1.4) p.p.*	*5.2%*	*11.9%*	*(6.7) p.p.*
Adjusted EBITDA (R$ Million)	**109**	**98**	**11.8%**	**167**	**(34.5%)**	**353**	**635**	**(44.4%)**
Adjusted EBITDA Margin (%)	*5.8%*	*6.6%*	*(0.8) p.p.*	*8.6%*	*(2.8) p.p.*	*5.3%*	*10.2%*	*(4.9) p.p.*
Export Volume of Brazil (CFR)*	116	91	27.1%	131	(11.6%)	458	425	7.8%
% in total volume	*39.0%*	*40.3%*	*(1.3) p.p.*	*42.9%*	*(3.9) p.p.*	*42.4%*	*45.8%*	*(3.5) p.p.*

*CFR (Cost and Freight)

NOR of OneFoods totaled R$1.9 billion in 4Q17 (-3.2% q/q), due to: (i) a 2.7% decrease in sales volumes as a result of the low seasonality affecting the export segment and a lower demand in Egypt; and (ii) lower average prices in Reais (-0.5% q/q), as prices in Turkey returned to normal as a result of the weak seasonality in the period.

On the other hand, if we exclude the impacts of the acquisition of Banvit, the results of OneFoods continued to increase in the quarterly comparison. The restoration of supply and demand in the Gulf region contributed to the good performance of distribution operations in Saudi Arabia and in the Arab Emirates in terms of sales volume (+8.7 ktons, +10.7 p.p. q/q) and to the maintenance of dollar prices at the highest levels in the year. These factors, together with the management of operating expenses in these markets, resulted in a 2.2 p.p. increase in EBITDA margin (excluding Banvit) in the quarterly comparison. It is worth noting that OneFoods recorded a provision of R$49 million in its results due to trade disputes in 2017.

PERFORMANCE BY REGION ONEFOODS

In 2017, the succeed integration after-consolidation along with favorable market conditions in Turkey, drove above-than-expected results in Banvit. The Turkish operation printed an EBITDA of R$203 million in 2H17, with a margin of 18.1%.

However, even considering acquisition effects into results, the adjusted EBITDA margin in OneFoods declined 4.9 p.p. on a yearly basis. This result is mainly impacted by: (i) elevated inventories in the region throughout the year; (ii) weakening local demand, given economic instability in the region; (iii) increased import tax in Saudi Arabia; and (v) FX impacts resulting from the Real appreciation against Dollar (+8.5% y/y).

Regarding marker share, we continued to gain share as in previous years, especially in Saudi Arabia, where our share increased by 1.7 p.p. y/y. As a result, OneFoods had a total market share of 41.6% in Gulf countries, representing an increase of 1.1 p.p. y/y. Moreover, we continued to gain share in all categories, as follows: (i) griller: 46.2% (+0.6 p.p. y/y); (ii) chicken cuts: 62.0% (+2.6 p.p. y/y); and (iii) processed products: 20.2% (+1.1 p.p. y/y). We highlight the consistent and significant increase in market share of the breaded category to 16.4% (+2.0 p.p. y/y).

Our direct distribution operations (DDP), including Banvit, accounted for 61.0% of the total volume in the quarter (+3.9 p.p. q/q), constituting 90.5% of the gross profit in the region, with an average gross margin that was 20.7 p.p. higher compared to our direct exports operations (CFR).

PERFORMANCE BY REGION INTERNACIONAL

International	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	292	349	(16.6%)	319	(8.7%)	1,244	1,351	(8.0%)
Poultry (In Natura)	157	186	(15.7%)	167	(6.2%)	665	752	(11.6%)
Pork and Others (In Natura)	35	49	(27.7%)	49	(27.8%)	167	203	(17.6%)
Processed foods	67	78	(14.3%)	73	(8.7%)	290	281	3.0%
Others Sales	33	37	(10.8%)	30	8.6%	122	115	6.0%
Net Operating Revenues (R$ Million)	1,965	2,292	(14.2%)	2,274	(13.6%)	8,497	9,636	(11.8%)
Average price (R$/Kg)	6.74	6.56	2.8%	7.12	(5.4%)	6.83	7.13	(4.2%)
Gross Profit (R$ Million)	322	271	18.9%	446	(27.8%)	1,302	1,607	(19.0%)
Gross Margin (%)	*16.4%*	*11.8%*	*4.6p.p.*	*19.6%*	*(3.2) p.p.*	*15.3%*	*16.7%*	*(1.4) p.p.*
EBIT (R$ Million)	71	4	n.m.	196	(63.7%)	346	526	(34.2%)
EBIT Margin (%)	*3.6%*	*0.2%*	*3.5p.p.*	*8.6%*	*(5.0) p.p.*	*4.1%*	*5.5%*	*(1.4) p.p.*
EBITDA (R$ Million)	190	122	55.6%	333	(42.9%)	886	996	(11.0%)
EBITDA Margin (%)	*9.7%*	*5.3%*	*4.3p.p.*	*14.6%*	*(5.0) p.p.*	*10.4%*	*10.3%*	*0.1p.p.*
Adjusted EBITDA (R$ Million)	**188**	**88**	**114.4%**	**333**	**(43.5%)**	**882**	**906**	**(2.7%)**
Adjusted EBITDA Margin (%)	*9.6%*	*3.8%*	*5.7p.p.*	*14.6%*	*(5.1) p.p.*	*10.4%*	*9.4%*	*1.0p.p.*
Export Volume of Brazil (CFR)*	223	280	(20.2%)	247	(9.6%)	1,005	1,049	(4.2%)
% in total volume	*76.5%*	*80.0%*	*(3.5) p.p.*	*77.3%*	*(0.8)p.p.*	*80.8%*	*77.6%*	*3.2p.p.*

*CFR (Cost and Freight)

In 4Q17, NOR of the International division totaled R$2 billion, representing a 13.6% decrease q/q, due to lower sales volumes and weaker average price in the period. The reversal of the cycle in Japanese market and the increased difficulties to operate in the European and Russian markets resulted in a more challenging international market dynamic in the quarter. On the other hand, operating results continued to recover in Africa, positively contributing for the quarterly results.

A poorer commercial performance in the region and higher unitary costs incurred in 4Q17 resulted in a 3.2 p.p. decline in gross margin q/q. Accordingly, the International division had an adjusted EBITDA of R$188 million and margin of 9.6%, 5.1 p.p. below previous quarter.
We set forth below the main highlights of the sub-regions:

PERFORMANCE BY REGION
ASIA

Asia	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	177	184	(4.0%)	170	4.2%	686	723	(5.1%)
Poultry (In Natura)	121	119	1.5%	117	2.9%	475	501	(5.2%)
Pork and Others (In Natura)	16	20	(18.4%)	15	3.0%	61	71	(13.9%)
Processed foods	8	10	(15.8%)	7	8.8%	28	36	(21.2%)
Others Sales	33	37	(10.8%)	30	8.6%	121	115	5.7%
Net Operating Revenues (R$ Million)	1,005	1,129	(11.0%)	1,079	(6.8%)	4,116	4,749	(13.3%)
Average price (R$/ Kg)	5.67	6.12	(7.3%)	6.34	(10.6%)	6.00	6.56	(8.7%)
Gross Profit (R$ Million)	146	195	(25.1%)	258	(43.4%)	731	944	(22.6%)
Gross Margin (%)	*14.5%*	*17.3%*	*(2.7) p.p.*	*23.9%*	*(9.4) p.p.*	*17.8%*	*19.9%*	*(2.1) p.p.*
EBIT (R$ Million)	47	86	(45.2%)	154	(69.3%)	362	498	(27.4%)
EBIT Margin (%)	*4.7%*	*7.6%*	*(2.9) p.p.*	*14.3%*	*(9.6) p.p.*	*8.8%*	*10.5%*	*(1.7) p.p.*
EBITDA (R$ Million)	107	140	(23.7%)	218	(51.0%)	628	711	(11.6%)
EBITDA Margin (%)	*10.6%*	*12.4%*	*(1.8) p.p.*	*20.2%*	*(9.6) p.p.*	*15.3%*	*15.0%*	*0.3 p.p.*
Adjusted EBITDA (R$ Million)	**104**	**120**	**(13.7%)**	**214**	**(51.4%)**	**615**	**649**	**(5.2%)**
Adjusted EBITDA Margin (%)	*10.3%*	*10.7%*	*(0.3) p.p.*	*19.8%*	*(9.5) p.p.*	*14.9%*	*13.7%*	*1.3 p.p.*
Export Volume of Brazil (CFR)*	154	163	(5.5%)	150	2.8%	653	607	7.6%
% in total volume	*87.2%*	*88.6%*	*(1.4) p.p.*	*88.4%*	*(1.2) p.p.*	*95.2%*	*83.9%*	*11.2 p.p.*

*CFR (Cost and Freight)

In 4Q17, NOR decreased by 6.8% q/q in Asia, due to lower average prices practiced in the period, primarily in Japan and South Korea (-24.6% q/q and -14.2% q/q, respectively). On the other hand, higher volumes of chicken and pork allocated to China, at attractive prices, partially offset this dynamic. Accordingly, considering the adverse cycle in the region, Adjusted EBITDA margin decreased by 9.5 p.p. q/q to 10.3% in 4Q17.

PERFORMANCE BY REGION
EUROPA/ EURASIA

Europa/Eurasia	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	71	97	(26.5%)	96	(25.8%)	362	395	(8.4%)
Poultry (In Natura)	10	18	(44.5%)	17	(41.0%)	68	88	(22.4%)
Pork and Others (In Natura)	15	22	(32.1%)	28	(46.0%)	84	103	(19.1%)
Processed foods	46	57	(18.5%)	51	(9.9%)	210	204	3.1%
Net Operating Revenues (R$ Million)	761	860	(11.5%)	960	(20.7%)	3,533	3,800	(7.0%)
Average price (R$/Kg)	10.66	8.85	20.4%	9.97	6.8%	9.77	9.63	1.5%
Gross Profit (R$ Million)	131	22	n.m.	140	(6.5%)	434	426	2.0%
Gross Margin (%)	*17.2%*	*2.6%*	*14.6 p.p.*	*14.6%*	*2.6 p.p.*	*12.3%*	*11.2%*	*1.1 p.p.*
EBIT (R$ Million)	9	(91)	n.m.	31	(71.6%)	8	(41)	n.m.
EBIT Margin (%)	*1.2%*	*(10.6%)*	*11.7 p.p.*	*3.2%*	*(2.1) p.p.*	*0.2%*	*(1.1%)*	*1.3 p.p.*
EBITDA (R$ Million)	59	(43)	n.m.	91	(35.5%)	235	153	53.4%
EBITDA Margin (%)	*7.7%*	*(5.0%)*	*12.7 p.p.*	*9.5%*	*(1.8) p.p.*	*6.6%*	*4.0%*	*2.6 p.p.*
Adjusted EBITDA (R$ Million)	**60**	**(54)**	**n.m.**	**95**	**(37.4%)**	**242**	**134**	**80.8%**
Adjusted EBITDA Margin (%)	*7.8%*	*(6.3%)*	*14.1 p.p.*	*9.9%*	*(2.1) p.p.*	*6.8%*	*3.5%*	*3.3 p.p.*
Export Volume of Brazil (CFR)*	26	48	(46.7%)	44	(40.9%)	156	208	(24.9%)
% in total volume	*36.1%*	*49.7%*	*(13.7) p.p.*	*45.3%*	*(9.2) p.p.*	*43.3%*	*52.8%*	*(9.5) p.p.*

*CFR (Cost and Freight)

NOR decreased by 20.7% q/q in Europe, due to lower sales volumes in the region. The main obstacles in the Europe sub-region include the embargo imposed by Russia on Brazilian exports, which has been affecting the meat industry as a whole, accounting for the 25.8% decrease in our sales volumes q/q. On the other hand, the decreased availability of local products, primarily turkey, continued to support prices of such protein, while chicken prices also remained at high levels.

This mainly drove improvements in gross margin in 4Q17 and 2017. Despite stable level of operating expenses compared to previous quarter, in 4Q17 we recorded an expense with the provision for doubtful accounts of approximately R$10 million, negatively contributing to the operating result in the period. As a result, Adjusted EBITDA margin decelerated by 2.1 p.p. q/q to 7.8% in the period.

Besides the more favorable pricing dynamic in 2017, improved management of inventory level and lower production costs resulted in an 80.8% y/y growth in Adjusted EBITDA, with a margin expansion of 3.3 p.p. y/y.

PERFORMANCE BY REGION AMERICAS

Americas	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	14	18	(22.5%)	16	(13.1%)	62	55	13.3%
Poultry (In Natura)	12	15	(16.7%)	14	(11.2%)	55	46	18.3%
Pork and Others (In Natura)	0	1	(43.7%)	1	(31.2%)	2	2	(14.5%)
Processed foods	1	2	(54.0%)	1	(24.4%)	5	6	(17.7%)
Net Operating Revenues (R$ Million)	81	101	(20.2%)	93	(13.2%)	356	319	11.4%
Average price (R$/Kg)	5.82	5.65	3.0%	5.82	(0.1%)	5.71	5.81	(1.7%)
Gross Profit (R$ Million)	12	19	(36.4%)	14	(12.8%)	51	67	(23.9%)
Gross Margin (%)	*15.1%*	*18.9%*	*(3.8) p.p.*	*15.0%*	*0.1 p.p.*	*14.4%*	*21.1%*	*(6.7) p.p.*
EBIT (R$ Million)	2	7	(75.5%)	3	(33.1%)	16	34	(52.9%)
EBIT Margin (%)	*2.1%*	*6.8%*	*(4.7) p.p.*	*2.7%*	*(0.6) p.p.*	*4.5%*	*10.7%*	*(6.2) p.p.*
EBITDA (R$ Million)	5	13	(60.0%)	7	(27.9%)	34	56	(39.5%)
EBITDA Margin (%)	*6.2%*	*12.4%*	*(6.2) p.p.*	*7.5%*	*(1.3) p.p.*	*9.6%*	*17.6%*	*(8.0) p.p.*
Adjusted EBITDA (R$ Million)	**5**	**11**	**(54.5%)**	**7**	**(27.2%)**	**35**	**54**	**(35.2%)**
Adjusted EBITDA Margin (%)	*6.4%*	*11.3%*	*(4.9) p.p.*	*7.7%*	*(1.2) p.p.*	*9.8%*	*16.8%*	*(7.0) p.p.*
Export Volume of Brazil (CFR)*	14	18	(22.5%)	16	(13.1%)	62	55	13.3%
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*	*100.0%*	*100.0%*	*0.0 p.p.*

*CFR (Cost and Freight)

NOR from Americas decreased by 13.2% q/q, due to lower sales volumes in the region (-13.1% q/q) as a result of delays in shipment, lower availability of credit for some countries in the region and resizing of products and clients' portfolios. On the other hand, we managed to maintain our average prices stable due to a better commercial execution. Accordingly, in 4Q17, Adjusted EBITDA margin decreased by 1.2 p.p. q/q to 6.4%.

PERFORMANCE BY REGION
AFRICA

Africa	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	29	50	(41.8%)	37	(21.3%)	133	178	(25.2%)
Poultry (In Natura)	14	35	(59.5%)	19	(27.2%)	67	117	(42.7%)
Pork and Others (In Natura)	4	6	(39.0%)	5	(22.2%)	20	26	(22.2%)
Processed foods	11	9	23.8%	13	(12.1%)	46	35	30.5%
Net Operating Revenues (R$ Million)	118	201	(41.3%)	142	(16.8%)	492	768	(35.9%)
Average price (R$/Kg)	4.07	4.03	0.8%	3.85	5.7%	3.69	4.31	(14.3%)
Gross Profit (R$ Million)	33	34	(3.9%)	34	(3.3%)	85	170	(50.0%)
Gross Margin (%)	*28.1%*	*17.1%*	*10.9 p.p.*	*24.1%*	*3.9 p.p.*	*17.3%*	*22.1%*	*(4.9) p.p.*
EBIT (R$ Million)	13	2	n.m.	8	63.0%	(40)	34	n.m.
EBIT Margin (%)	*11.4%*	*0.8%*	*10.6 p.p.*	*5.8%*	*5.6 p.p.*	*(8.2%)*	*4.5%*	*(12.6) p.p.*
EBITDA (R$ Million)	19	12	57.7%	17	16.1%	(11)	76	n.m.
EBITDA Margin (%)	*16.4%*	*6.1%*	*10.3 p.p.*	*11.8%*	*4.7 p.p.*	*(2.2%)*	*9.9%*	*(12.1) p.p.*
Adjusted EBITDA (R$ Million)	**20**	**10**	**96.3%**	**17**	**15.8%**	**(10)**	**70**	**n.m.**
Adjusted EBITDA Margin (%)	*16.6%*	*5.0%*	*11.7 p.p.*	*11.9%*	*4.7 p.p.*	*(1.9%)*	*9.1%*	*(11.1) p.p.*
Export Volume of Brazil (CFR)*	29	50	(41.8%)	37	(21.3%)	133	178	(25.3%)
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*	*100.0%*	*100.0%*	*(0.0) p.p.*

*CFR (Cost and Freight)

In 4Q17, the Africa region was marked by a better operating management. The Company's more conservative approach in limiting letters of credit and, consequently, the risk of losses, resulted in a 21.3% decrease in volumes and a 16.8% decrease in NOR in the quarterly comparison.

On the other hand, we continued to explore new markets in the continent, which has been allowing us to practice better prices and improve our control on inventories, maintaining the profitability in the region. Accordingly, Adjusted EBITDA totaled R$20 million (+15.8% q/q) in 4Q17, and margin increased by 4.7 p.p. q/q to 16.6%.

PERFORMANCE BY REGION SOUTHERN CONE

Southern Cone	4Q17	4Q16	Var y/y	3Q17	Var q/q	4Q17	4Q17	Var y/y
Volume (Thousand Tons)	58	56	3.4%	54	7.4%	208	196	5.9%
Poultry (In Natura)	8	8	5.1%	7	11.9%	30	25	17.5%
Pork and Others (In Natura)	8	8	(8.9%)	6.0	26.2%	22	24	(6.4%)
Processed foods	41	40	3.7%	40	3.8%	155	145	6.9%
Others Sales	1	0	n.m.	1	5.7%	2	3	(45.1%)
Net Operating Revenues (R$ Million)	517	484	6.9%	459	12.7%	1,862	1,765	5.5%
Average price (R$/Kg)	8.98	8.68	3.4%	8.56	4.9%	8.94	8.98	(0.4%)
Gross Profit (R$ Million)	34	76	(54.8%)	64	(46.6%)	247	337	(26.7%)
Gross Margin (%)	*6.6%*	*15.7%*	*(9.1) p.p.*	*14.0%*	*(7.4) p.p.*	*13.3%*	*19.1%*	*(5.8) p.p.*
EBIT (R$ Million)	(72)	(16)	n.m.	(8)	n.m.	(81)	31	n.m.
EBIT Margin (%)	*(13.9%)*	*(3.3%)*	*(10.6) p.p.*	*(1.7%)*	*(12.3) p.p.*	*(4.3%)*	*1.7%*	*(6.1) p.p.*
EBITDA (R$ Million)	(52)	4	n.m.	7	n.m.	(21)	101	n.m.
EBITDA Margin (%)	*(10.0%)*	*0.9%*	*(10.9) p.p.*	*1.5%*	*(11.5) p.p.*	*(1.1%)*	*5.7%*	*(6.8) p.p.*
Adjusted EBITDA (R$ Million)	**(43)**	**7**	**n.m.**	**8**	**n.m.**	**(9)**	**116**	**n.m.**
Adjusted EBITDA Margin (%)	*(8.4%)*	*1.5%*	*(9.9) p.p.*	*1.8%*	*(10.1) p.p.*	*(0.5%)*	*6.6%*	*(7.1) p.p.*
Export Volume of Brazil (CFR)*	19	16	19.6%	19	4.0%	69	54	26.9%
% in total volume	*33.4%*	*28.9%*	*4.5 p.p.*	*34.5%*	*(1.1) p.p.*	*33.1%*	*27.7%*	*5.5 p.p.*

*CFR (Cost and Freight)

In 4Q17, NOR from the Southern Cone increased by 12.7% q/q and volumes, positively affected by the festive products campaign, increased by 7.4%. Average prices in Reais increased by 4.9% q/q, due to a mix with higher value added.

Hamburgers and hams accounted for a larger share in the portfolio.
On the other hand, higher costs of beef and pork raw materials and higher marketing expenses with the festive products campaign pressured the Adjusted EBITDA of the region, resulting in a margin compression of 10.1 p.p. q/q. It is worth mentioning that other operating results were affected by R$27 million related to additional provisions for labor contingencies.

OTHER SEGMENTS

Other Segments + Ingredients	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Volume (Thousand Tons)	69	38	79.8%	69	0.0%	263	179	47.0%
Poultry (In Natura)	6	0	n.m.	2	146.6%	11	3	n.m.
Pork and Others (In Natura)	5	6	(12.6%)	6	(10.5%)	23	23	0.3%
Processed foods	0	0	8.2%	0	(60.5%)	1	1	(0.1%)
Others Sales	57	32	80.5%	60	(4.6%)	227	151	50.2%
Net Operating Revenues (R$ Million)	304	297	2.1%	311	(2.3%)	1,225	1,297	(5.5%)
Average price (R$/Kg)	4.43	7.80	(43.2%)	4.53	(2.3%)	4.67	7.26	(35.7%)
Gross Profit (R$ Million)	69	(10)	n.m.	35	94.3%	142	82	73.0%
Gross Margin (%)	*22.6%*	*(3.4%)*	*26.0 p.p.*	*11.3%*	*11.2 p.p.*	*11.6%*	*6.3%*	*5.3 p.p.*
EBIT (R$ Million)	44	(26)	n.m.	17	161.2%	55	21	156.9%
EBIT Margin (%)	*14.5%*	*(8.7%)*	*23.3 p.p.*	*5.4%*	*9.1 p.p.*	*4.5%*	*1.6%*	*2.8 p.p.*
EBITDA (R$ Million)	50	(25)	n.m.	23	119.7%	79	25	n.m.
EBITDA Margin (%)	*16.6%*	*(8.4%)*	*25.0 p.p.*	*7.4%*	*9.2 p.p.*	*6.5%*	*1.9%*	*4.5 p.p.*
Adjusted EBITDA (R$ Million)	**50**	**(25)**	**n.m.**	**23**	**119.7%**	**79**	**25**	**n.m.**
Adjusted EBITDA Margin (%)	*16.6%*	*(8.4%)*	*25.0 p.p.*	*7.4%*	*9.2 p.p.*	*6.5%*	*1.9%*	*4.5 p.p.*

NOR from BRF Ingredients amounted to R$97 million, with an Adjusted EBITDA of R$26 million and margin of 26.3%. BRF Ingredients accounted for approximately 51% of the Adjusted EBITDA from Other Segments in 4Q17. It is worth noting that we also include in this segment all volumes of BRF's non-core products, such as feed, meal, beef, etc., which are managed by Global Desk.

Corporate

Corporate - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Other Operating Results	(258)	(90)	186.6%	25	n.m.	(609)	(140)	n.m.
Equity Income	-	-	-	-	-	-	-	-
EBIT	(258)	(90)	186.6%	25	n.m.	(611)	(140)	n.m.
EBITDA	(258)	(90)	186.6%	25	n.m.	(611)	(140)	n.m.
Adjusted EBITDA	(91)	(90)	0.8%	(105)	(13.2%)	(394)	(291)	35.4%

The expense of R$258 million in the Corporate segment mainly reflects impacts from adjustment for realizable value of inventories driven by Weak Flesh Operation, which amounted to R$206 million in 4Q17.

INVESTIMENTS (CAPEX)

Investments made in the quarter totaled R$310 million, of which R$130 million was invested in growth, efficiency, and support; R$177 million was invested in biological assets; and R$3 million was invested in leases, among others. We highlight the decrease in Company investments by R$241 million in 4Q17 compared to 4Q16, due to a more challenging macroeconomic and industry scenario, in addition to the Company's commitment to decrease leverage levels.
The main projects in 4Q17 are, among others:

- Quality: investments in the improvement and control of production processes in meat processing units, feed units and farms, and modernization of laboratories.
- Market Demand: (i) increase in the production of the mix of in natura Griller chicken cuts for the Middle East and chicken cuts for Brazil; and (ii) increase in the hog slaughtering capacity, primarily to meet the requirements from China and to supply raw material to Brazil.
- Efficiency and Support/IT: (i) updates to transaction systems and compliance with new legislations; (ii) structural improvements in hog farms; (iii) projects to reduce costs in chicken and hog farms; and (iv) improvement in working conditions of employees in production processes.

FINANCIAL CYCLE

The Company's financial cycle totaled 31.8 days in 4Q17, representing 10.6 fewer days compared to 3Q17, primarily due to the increase in accounts payable from seasonal purchases. It also important to note the Company's efforts to reduce inventory levels, contributing to a decrease in the cycle of conversion of cash.

Financial Cycle – (Accounts Receivable + Inventories – Accounts Payable)



58.4
57.4
56.2
49.5
41.8
36.4
41.1
36.9
32.6
34.4
38.8
34.3
37.7
37.1
32.8
22.4
32.9
38.2
42.4
31.8
14.8%
14.6%
14.0%
13.0%
11.0%
9.8%
10.8%
10.1%
8.8%
9.5%
10.8%
10.3%
10.8%
10.8%
8.9%
6.8%
9.2%
11.2%
12.2%
9.6%
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
3 Accounts/NOR
Financial Cycle

MANAGERIAL FREE CASH FLOW

In order to better reflect the statement of managerial free cash flow, the Company took into account certain reclassifications as of 4Q17 and, for comparative purposes, recalculated the three previous quarters. The cash flow reclassifications include: (i) the segregation of the effect of the exchange rate variation on the non-realized debt; (ii) the segregation of the effect of appropriated and non-realized interest; (iii) the segregation of the effect of other non-cash financial liabilities, including gross debt; and (iv) the change in the method of segregation of financial effects in working capital accounts.

The generation of operating cash in 4Q17 totaled R$1 billion, due to the improvement in the cycle of conversion of cash, which totaled R$ 744 million in 4Q17. CAPEX investments totaled R$310 million, still below CAPEX investments in the same period in 2016. Accordingly, total cash from operations after CAPEX investments totaled R$717 million in 4Q17.

Also in 4Q17, M&A totaled R$35 million due to the sale of non-strategic property, plant and equipment, seeking the optimization of the use of capital.

MANAGERIAL FREE CASH FLOW

In BRL million	1Q17	2Q17	3Q17	4Q17	2017
EBITDA	**506**	**575**	**1,074**	**499**	**2,654**
Working Capital	**(738)**	**(319)**	**(459)**	**744**	**(772)**
Δ Accounts Receivable	(50)	(346)	(322)	185	(533)
Δ Inventories	(24)	82	(14)	171	216
Δ Suppliers	(664)	(55)	(124)	387	(455)
Others	**(32)**	**243**	**(13)**	**(216)**	**(18)**
Δ Taxes	(192)	(10)	(167)	204	(165)
Δ Provisions (Net of Payments)	40	12	(49)	65	68
Δ Salaries/Benefits	75	66	115	(92)	164
Δ Others	45	175	88	(394)	(86)
Cash Flow from Operating Activities	**(264)**	**500**	**602**	**1,027**	**1,864**
Capex	(481)	(457)	(369)	(310)	(1,617)
M&A	7	(523)	(247)	35	(729)
Cash Flow from Investing Activities	**(474)**	**(981)**	**(617)**	**(275)**	**(2,346)**
Cash Financial Results	(498)	(205)	(358)	235	(827)
Interest Income	103	103	87	68	361
Interest Expense	(435)	(286)	(256)	(393)	(1,369)
FX Variation on Cash and Cash Equivalents	(32)	156	(127)	97	93
Treasury Shares Disposals	-	-	510	-	510
Cash Flow from Financing Activities	**(862)**	**(232)**	**(144)**	**7**	**(1,231)**
Free Cash Flow	**(1,599)**	**(713)**	**(158)**	**758**	**(1,713)**
Dividends	-	-	-	-	-
New Debt/ Amortizations	1,396	2,877	(276)	(3,300)	697
Cash Variation	**(203)**	**2,163**	**(434)**	**(2,542)**	**(1,016)**

Note: [1]Includes R$99MM of cash and cash equivalents from Banvit (consolidation effect); [2]Includes R$389MM of gross debt from Banvit.

MANAGERIAL FREE CASH FLOW

In BRL million	1Q17	2Q17	3Q17	4Q17	2017
Cash and Cash Equivalents - Initial	**8,351**	**8,148**	**10,410**	**9,976**	**8,351**
Cash Variation	(203)	2,163	(434)	(2,542)	(1,016)
Banvit's Cash Position		99			99
Cash and Cash Equivalents - Final	**8,146**	**10,410**	**9,976**	**7,434**	**7,434**
Total Debt - Initial	**19,492**	**20,391**	**24,203**	**23,398**	**19,492**
New Debt/ Amortizations	1,396	2,877	(276)	(3,300)	697
FX Variation on Total Debt	(247)	615	(587)	560	341
Debt Interest and Derivatives	(250)	(68)	57	85	(176)
Banvit's Gross Debt		389			389
Total Debt - Final	**20,391**	**24,203**	**23,398**	**20,744**	**20,744**
Net Debt	**12,245**	**13,793**	**13,423**	**13,310**	**13,310**

MANAGERIAL FREE CASH FLOW

Evolution of Cash Generation (Operating Cash Flow – Capex) – R$MM


975
844
414
562
(232)
113
778
748
(743)
42
231
717
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17

Annual Evolution of Cash Generation (Operating Cash Flow – Capex) – R$MM


2,794
1,406
247
2015
2016
2017

ENDEBTEDNESS

R$ Million	In 31.12.2017			In 31.12.2016	Δ %
Debt	**Current**	**Non-current**	**Total**	**Total**	
Local Currency	(3,593)	(5,750)	(9,343)	(8,644)	8.1%
Foreign Currency	(1,738)	(9,663)	(11,401)	(10,848)	5.1%
Gross Debt	(5,331)	(15,413)	(20,744)	(19,492)	6.4%
Cash Investments					
Local Currency	4,204	737	4,941	5,328	(7.3%)
Foreign Currency	2,253	240	2,493	3,023	(17.5%)
Total Cash Investments	6,458	977	7,434	8,351	(11.0%)
Net Debt	1,127	(14,436)	(13,310)	(11,141)	19.5%
Exchange Rate Exposure - US$ Million	-	-	-	(296)	-

Total Gross Indebtedness in the amount of R$20,744 million, as set forth above, includes total financial indebtedness, plus other financial liabilities, in the amount of R$118 million, according to Note 22 of the DFP as of and for the year ended December 31, 2017.

In 4Q17, the Company's net debt totaled R$13.3 billion, compared to R$13.4 billion in 3Q17. The reduction of R$113 million in the quarter highlights (i) an increase in the generation of Operational less Capex cash in 4Q17, in the amount of R$717 million, partially offset by (ii) an increase of R$548 million in net debt due to the 4.42% appreciation of the U.S. dollar against the Real; (iii) R$90 million in net interest obligations and other cash transactions; and (iv) R$35 million resulting from asset sale (M&A).

Net leverage, as the net debt to LTM Adjusted EBITDA ratio, was 4.46x in 4Q17, representing an improvement of 0.23x compared to 3Q17. This improvement is primarily due to the increase in LTM Adjusted EBITDA which, in addition to the pro-forma of Banvit operation, totaled R$2.984 billion in 4Q17, an increase of R$122 million compared to 3Q17. The Company acknowledges that its current leverage level is well above that considered ideal in terms of capital structure and will endeavor to reposition it between 2.5x and 3.0x by the end of 2018.

Finally, we do not have financial covenants related to our financial obligations.

ENDEBTEDNESS


Evolution of Net Debt/EBITDA (and Adjusted EBITDA)
1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17
6,230 5,951 6,949 7,337 10,146 11,041 11,459 11,141 12,243 13,793 13,423 13,310
1.26 1.12 1.24 1.28 1.69 1.99 2.36 3.25 4.24 4.90 4.63 4.79
3.77 4.73 4.79 4.69 4.46
Net Debt
Net Debt/EBITDA
Net Debt/EBITDA (Adjusted)

Note: the net leverage in June 2017 excluded 40% of the net debt of Banvit and included the pro forma LTM EBITDA considering Banvit.

ENDEBTEDNESS


Quarterly Net Debt Variation (R$ Million)
Cash from Operating Activities = R$1,027 MM
13,422
499
527
310
35
235
68
97
645
393
0
13,310
Net Debt 3Q17
EBTIDA
WK + Others
Capex
M&A
Cash Financial Results
Interest Income
FX Variation on Cash and Cash Equivalents
FX Variation on Interests + Derivatives
Interest Expense
Treasury Shares Disposals + Dividends
Net Debt 4Q17


Annual Net Debt Variation (R$ Million)
Cash from Operating Activities = R$1,864 MM
11,141
2,654
790
1,617
729
827
361
93
166
1,369
510
291
13,310
Net Debt Dec/16
EBTIDA
WK + Others
Capex
M&A
Cash Financial Results
Interest Income
FX Variation on Cash and Cash Equivalents
FX Variation on Interests + Derivatives
Interest Expense
Treasury Shares Disposals + Dividends
Banvit's Net Debt
Net Debt Dec/17

Slaughtering and Production

Production	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Poultry Slaughter (Million Heads)	396	423	(6.4%)	400	(0.8%)	1,628	1,715	(5.1%)
Hog Slaughter (Thousand Heads)	2,410	2,345	2.7%	2,590	(7.0%)	9,793	9,465	3.5%
Cattle Slaughter (Thousand Heads)	36	37	(2.1%)	36	1.2%	145	149	(2.5%)
Production (Thousand Tons)	**1,090**	**1,062**	**2.7%**	**1,093**	**(0.3%)**	**4,332**	**4,252**	**1.9%**
Meats	964	961	0.4%	968	(0.3%)	3,842	3,797	1.2%
Other Processed Products	125	101	24.3%	125	0.0%	490	455	7.8%
Feed and Premix (Thousand Tons)	2,576	2,672	(3.6%)	2,602	(1.0%)	10,445	10,506	(0.6%)

In 4Q17, the production of meat remained virtually stable in the quarterly comparison, notwithstanding lower levels of poultry and hog slaughtering in the period (-0.8% q/q and -7.0% q/q, respectively).

Relationship with Independent Auditors

Pursuant to CVM Instruction No. 381, dated January 14, 2003, the Company informs that its policy of engagement of services unrelated to external audit is based on principles that protect auditor's independence.

Pursuant to CVM Instruction No. 381/03, in the year ended December 31, 2017, KPMG Auditores Independentes was engaged to provide services unrelated to external audit (comfort letter for the debt issuance in Argentina), accounting for approximately 0.2% of the fees related to the external audit provided to BRF and its subsidiaries. KPMG Auditores Independentes informed us that the provision of these services did not affect its independence and objectivity due to the definition of scope and the executed procedures.

Disclaimer

The representations included in this report concerning prospective businesses of the Company, projections and results, and the Company's potential growth are mere forecasts based on the expectations of management with regards to the future of the Company. These expectations rely heavily on market changes and the general economic performance of the country, industry, and international market, and are therefore subject to change.

P&L

Financial Statement - R$ Million	4Q17	4Q16	Var y/y	3Q17	Var q/q	2017	2016	Var y/y
Net Operating Revenues	**8,901**	**8,590**	**3.6%**	**8,732**	**1.9%**	**33,469**	**33,733**	**(0.8%)**
Cost of Sales	(7,025)	(6,897)	1.9%	(6,800)	3.3%	(26,565)	(26,206)	1.4%
% of NOR	*(78.9%)*	*(80.3%)*	*1.4 p.p.*	*(77.9%)*	*(1.1) p.p.*	*(79.4%)*	*(77.7%)*	*(1.7) p.p.*
Gross Profit	**1,876**	**1,693**	**10.8%**	**1,932**	**(2.9%)**	**6,904**	**7,526**	**(8.3%)**
Gross Margin	*21.1%*	*19.7%*	*1.4 p.p.*	*22.1%*	*(1.1) p.p.*	*20.6%*	*22.3%*	*(1.7) p.p.*
Operating Expenses	**(1,503)**	**(1,437)**	**4.6%**	**(1,313)**	**14.4%**	**(5,302)**	**(5,543)**	**(4.3%)**
% of NOR	*(16.9%)*	*(16.7%)*	*(0.2) p.p.*	*(15.0%)*	*(1.8) p.p.*	*(15.8%)*	*(16.4%)*	*0.6 p.p.*
Selling Expenses	**(1,355)**	**(1,273)**	**6.4%**	**(1,168)**	**16.0%**	**(4,730)**	**(4,966)**	**(4.7%)**
% of NOR	*(15.2%)*	*(14.8%)*	*(0.4) p.p.*	*(13.4%)*	*(1.8) p.p.*	*(14.1%)*	*(14.7%)*	*0.6 p.p.*
Fixed	(919)	(861)	6.8%	(743)	23.8%	(3,123)	(3,283)	(4.9%)
Variable	(435)	(412)	5.5%	(425)	2.5%	(1,607)	(1,682)	(4.5%)
General and Administrative Expenses	**(148)**	**(163)**	**(9.2%)**	**(146)**	**1.5%**	**(572)**	**(577)**	**(0.9%)**
% of NOR	*(1.7%)*	*(1.9%)*	*0.2 p.p.*	*(1.7%)*	*0.0 p.p.*	*(1.7%)*	*(1.7%)*	*0.0 p.p.*
Honorary of our Administrators	(11)	(7)	58.1%	(7)	59.6%	(31)	(29)	8.3%
% of NOR	*(0.1%)*	*(0.1%)*	*0.0 p.p.*	*(0.1%)*	*0.0 p.p.*	*(0.1%)*	*(0.1%)*	*0.0 p.p.*
General and Administrative	(137)	(156)	(12.2%)	(139)	(1.3%)	(541)	(549)	(1.4%)
% of NOR	*(1.5%)*	*(1.8%)*	*0.3 p.p.*	*(1.6%)*	*0.1 p.p.*	*(1.6%)*	*(1.6%)*	*1.0%*
Operating Income	**373**	**257**	**45.4%**	**619**	**(39.7%)**	**1,602**	**1,983**	**(19.2%)**
% of NOR	*4.2%*	*3.0%*	*1.2 p.p.*	*7.1%*	*(289.6%)*	*4.8%*	*5.9%*	*(1.1) p.p.*
Other Operating Results	**(379)**	**(97)**	**n.m.**	**(63)**	**n.m.**	**(888)**	**(197)**	**n.m.**
Equity Income	**6**	**4**	**57.0%**	**3**	**83.8%**	**22**	**29**	**(23.6%)**
EBIT	**0**	**163**	**n.m.**	**559**	**n.m.**	**736**	**1.815**	**(59.4%)**
EBIT Margin	*0.0%*	*1.9%*	*(1.9) p.p.*	*6.4%*	*(6.4) p.p.*	*2.2%*	*5.4%*	*(3.2) p.p.*
Net Financial Income	**(623)**	**(600)**	**3.9%**	**(351)**	**77.7%**	**(2,082)**	**(2,133)**	**(2.4%)**
Income before Taxes	**(623)**	**(437)**	**42.6%**	**208**	**n.m.**	**(1,346)**	**(317)**	**n.m.**
% of NOR	*(7.0%)*	*(5.1%)*	*(1.9) p.p.*	*2.4%*	*(9.4) p.p.*	*(4.0%)*	*(0.9%)*	*(3.1) p.p.*
Income Tax and Social Contribution	**(161)**	**(5)**	**n.m.**	**(70)**	**129.1%**	**247**	**(50)**	**n.m.**
% of Income before Taxes	*25.9%*	*1.2%*	*24.7 p.p.*	*(33.8%)*	*59.7 p.p.*	*(18.3%)*	*16%*	*(34.0) p.p.*
Consolidated Net Income	**(784)**	**(442)**	**77.4%**	**138**	**n.m.**	**(1,099)**	**(367)**	**n.m.**
Net Profit Margin	*(8.8%)*	*(5.1%)*	*(3.7) p.p.*	*1.6%*	*(10.4) p.p.*	*(3.3%)*	*(1.1%)*	*(2.2) p.p.*
Participation of minority shareholders	**22**	**18**	**25.3%**	**8**	**n.m.**	**27**	**5**	**n.m.**
EBITDA	**499**	**577**	**(13.4%)**	**1,074**	**(53.5%)**	**2,654**	**3,418**	**(22.3%)**
EBITDA Margin	*5.6%*	*6.7%*	*(1.1) p.p.*	*12.3%*	*(6.7) p.p.*	*7.9%*	*10.1%*	*(2.2) p.p.*
EBITDA Adjusted	**645**	**466**	**38.5%**	**939**	**(31.3%)**	**2,857**	**2,938**	**(2.8%)**
Adjusted EBITDA Margin	*7.2%*	*5.4%*	*1.8 p.p.*	*10.8%*	*(3.5) p.p.*	*8.5%*	*8.7%*	*(0.2) p.p.*

BALANCE SHEET

Balance Sheet - R$ Million	12.31.17	09.30.17	06.30.17
Assets			
Current Assets			
Cash and Cash Equivalents	6,011	8,438	8,511
Financial Investments	228	294	408
Accounts Receivable	3,919	4,038	3,653
Recoverable Taxes	1,228	1,200	1,287
Dividends/Interest on shareholders' equity receivable	6	0	0
Securities Receivable	113	133	149
Inventories	4,948	5,139	5,000
Biological Assets	1,510	1,493	1,626
Other Financial Assets	91	113	79
Other Receivables	716	408	482
Anticipated expenses	245	113	167
Restricted Cash	128	169	451
Non-Current Assets held to sale and discontinued operation	42	43	39
Total Current Assets	**19,186**	**21,582**	**21,851**
Non-Current Assets			
Long-term assets	**6,587**	**7,117**	**6,439**
Cash Investments	569	564	522
Accounts Receivable	6	12	14
Judicial Deposits	689	728	749
Biological Assets	904	896	913
Securities Receivable	116	121	130
Recoverable Taxes	2,438	2,585	1,624
Deferred Taxes	1,369	1,722	1,927
Restricted Cash	408	397	440
Other Receivables	87	92	120
Despesas antecipadas	0	0	0
Permanent Assets	**19,456**	**19,587**	**19,792**
Investments	68	78	83
Properly, Plant and Equipment	12,191	12,322	12,511
Intangible	7,198	7,187	7,198
Total Non-Current Assets	**26,043**	**26,703**	**26,230**
Total Assets	**45,228**	**48,286**	**48,082**

BALANCE SHEET

Balance Sheet - R$ Million	12.31.17	09.30.17	06.30.17
Liabilities and Equity			
Current Liabilities			
Loans and Financing	5,031	4,951	4,387
Suppliers	6,445	6,184	6,055
Supply Chain Risk	715	427	541
Payroll and Mandatory Social Charges	669	809	737
Taxes Payable	426	433	356
Dividends/Interest on Shareholders' Equity	2	2	2
Management and Staff Profit Sharing	96	34	7
Other Financial Liabilities	299	182	223
Provisions	536	632	323
Employee Pension Plan	85	77	77
Other Liabilities	603	500	755
Total Current Liabilities	**14,908**	**14,230**	**13,465**
Non-Current Liabilities			
Loans and Financing	15,413	18,266	19,593
Suppliers	197	211	215
Taxes and Social Charges Payable	171	218	14
Provision for Tax, Civil and Labor Contingencies	1,237	1,028	1,273
Deferred Taxes	155	352	341
Employee Pension Plan	310	313	302
Other Liabilities	1,125	1,128	1,139
Total Non-Current Liabilities	**18,608**	**21,514**	**22,875**
Total Liabilities	**33,516**	**35,744**	**36,339**
Shareholders' Equity			
Capital Stock	12,460	12,460	12,460
Capital Reserves	115	105	32
Profit Reserves	101	1,210	1,351
Other Related Results	(1,405)	(1,316)	(1,310)
Retained Profits	-	(319)	(449)
Treasury Shares	(71)	(71)	(722)
Non-Controling Shareholders	513	472	380
Total Shareholders' Equity	**11,713**	**12,542**	**11,742**
Total Liabilities and Shareholders	**45,228**	**48,286**	**48,082**